Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 19 and 19 inspections at 16 and 18 of our mines during the three months ended March 31, 2020 and 2019, respectively. There were no reportable citations following 19 and 19 of those inspections during the three months ended March 31, 2020 and 2019, respectively.

During the three months ended March 31, 2020 and 2019, specifically with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
•	MSHA did not issue any imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
•	We did not experience any mining-related fatalities.
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We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

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There were no pending legal actions that are contests of citations and orders referenced in Subpart B of 29 CFR Part 2700, contests of proposed penalties referenced in Subpart C of 29 CFR 2700, complaints for compensation referenced in Subpart D of 29 CFR 2700, complaints of discharge, discrimination or interference in Subpart E of 29 CFR2700, and appeals of judges decisions or orders to the MSHA referenced in Subpart F of 29 CFR 2700 before the Federal Mine Safety and Health Review Commission. There were no such legal actions instituted during the three months ended March 31, 2020 and 2019. There was one such legal action resolved during the three months ended March 31, 2020. There were no such legal actions instituted or resolved during the three months ended March 31, 2019.

•	Proposed assessments from the MSHA during the three months ended March 31, 2020 and 2019 were less than one thousand dollars.